                                                 HUNTON & WILLIAMS LLP
                                                 BANK OF AMERICA PLAZA
                                                 SUITE 3500
                                                 101 SOUTH TRYON STREET
                                                 CHARLOTTE, NORTH CAROLINA 28280

                                                 TEL 704 o 378 o 4700
                                                 FAX 704 o 378 o 4890

                                                           FILE NO: 53570.000162

February 27, 2006

Banc of America Funding Corporation
214 North Tryon Street
Charlotte, North Carolina  28255

     Re: Banc of America Mortgage Pass-Through Certificates, Series 2006-2

Ladies and Gentlemen:

We have acted as special counsel to Banc of America Funding Corporation (the
"Company") in connection with the proposed sale by the Company and purchase by
Banc of America Securities LLC, as underwriter (the "Underwriter"), of Banc of
America Mortgage Pass-Through Certificates, Series 2006-2, Class 1-A-1, Class
1-A-2, Class 1-A-3, Class 1-A-4, Class 1-A-5, Class 2-A-R, Class 2-A-1, Class
2-A-2, Class 2-A-3, Class 2-A-4, Class 2-A-5, Class 2-A-6, Class 2-A-7, Class
2-A-8, Class 2-A-9, Class 2-A-10, Class 2-A-11, Class 2-A-12, Class 2-A-13,
Class 2-A-14, Class 2-A-15, Class 2-A-16, Class 2-A-17, Class 2-A-18, Class
2-A-19, Class 2-A-20, Class 2-A-21, Class 2-A-22, Class 3-A-1, Class 3-A-2,
Class 4-A-1, Class 4-A-2, Class 4-A-3, Class 5-A-1, Class 5-A-2, Class 5-A-3,
Class 6-A-1, Class 6-A-2, Class 6-A-3, Class 6-A-4, Class X-IO, Class X-PO,
Class B-1, Class B-2, Class B-3, Class X-M-1, Class X-B-1, Class X-B-2 and Class
X-B-3 Certificates, (collectively the "Certificates"), pursuant to the terms of the Underwriting Agreement, dated February 24, 2006 (the "Underwriting
Agreement"), between the Company and the Underwriter. The Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated February 27, 2006
(the "Pooling and Servicing Agreement"), among the Company, Wells Fargo Bank,
N.A., as master servicer and securities administrator (the "Master Servicer" and the "Securities Administrator") and U.S. Bank National Association, as trustee
(the "Trustee").

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted

Banc of America Funding Corporation
February 27, 2006

to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange
Commission (the "Commission") through the Commission's Electronic Data
Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the
Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation
(including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon: (i) the Prospectus, dated
January 27, 2006 (the "Prospectus") and the Prospectus Supplement, dated
February 24, 2006 (the "Prospectus Supplement"), relating to the offering of the
Certificates, (ii) the Pooling and Servicing Agreement and (iii) the Mortgage
Loan Purchase Agreement, dated February 27, 2006, between the Company and Bank of America, National Association.

Items (i), (ii) and (iii) above are referred to in this letter as the
"Transaction Documents."

We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to the Company) that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge," "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the
Underwriting Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Banc of America Funding Corporation
February 27, 2006

Based upon and subject to the foregoing, we are of the opinion that:

     1. The Certificates have been duly authorized by the Company, and when the
Certificates have been duly executed and authenticated by the Securities
Administrator and paid for and sold to the Underwriter as contemplated in the
Prospectus and Prospectus Supplement, the Certificates will be validly issued and entitled to the benefits of the Pooling and Servicing Agreement; and

     2. The descriptions of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the Prospectus and in the
Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated in such opinions.

We hereby consent to the filing of this letter as an exhibit to the Company's
Registration Statement on Form S-3 (File No. 333-121559) (the "Registration
Statement", as it relates to the Certificates and to the reference to this firm under the headings "Legal Matters" and "Federal Income Tax Consequences" in the
Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the
Registration Statement under the provisions of the Securities Act of 1933, as amended.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of any state. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

Very truly yours,

/s/ Hunton & Williams

05993/05427/09487/09319/06968